Exhibit 99.1

Guardant Health and Foundation Medicine Reach Settlement in Digital Sequencing Technology Litigation

REDWOOD CITY, Calif. January 7, 2022 – Guardant Health, Inc. (Nasdaq: GH) today announced that it has reached an agreement to settle all pending litigation concerning the company’s digital sequencing technology patents with Foundation Medicine, Inc. Pursuant to the settlement agreement, Foundation Medicine will pay Guardant Health $25 million as well as future royalties for the remaining term of the licensed digital sequencing technology patents. In turn, Guardant Health will grant Foundation Medicine a non-exclusive license to a defined subset of its digital sequencing technology patents. As a result of this settlement, all pending patent litigation between Foundation Medicine and Guardant Health will be dismissed.

“We are pleased with the Foundation Medicine settlement agreement as it recognizes the importance of our scientific discoveries and validates the strong intellectual property rights we have built as a company,” said Helmy Eltoukhy, Guardant Health Co-CEO.

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantOMNI® tests for advanced stage cancer patients, and Guardant Reveal™ for early-stage cancer patients. These tests fuel development of its LUNAR screening program, which aims to address the needs of asymptomatic individuals eligible for cancer screening.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2020 and in its other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.

Investor Contact:

Carrie Mendivil

investors@guardanthealth.com

Media Contact:

Michele Rest

press@guardanthealth.com